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                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Synergy Technologies Corporation

We consent to the use of our report dated March 28, 2002, with respect to the consolidated balance sheets of Synergy Technologies Corporation (and subsidiaries) (a development stage enterprise) as of December 31, 2001 and 2000 and the related consolidated statements of operations,cash flows and changes in stockholders' equity for each of the years in the two year period ended December 31, 2001 and for the period from February 10, 1997 (inception) to December 31, 2001, incorporated by reference herein, which report is included in the Company's annual report on Form 10-KSB. The consolidated cumulative statements of operations, cash flows and changes in stockholders' equity for the period from February 10, 1997 (inception) to December 31, 2001 include amounts for the period from February 10, 1997 (inception) to December 31, 1999 which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period February 10, 1997 (inception) to December 31, 1999 is based solely on the report of other auditors.

Our report dated March 28, 2002 contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and requires additional financing that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Signed KPMG LLP

Calgary, Canada
October 7, 2002